EXHIBIT 10.1

Execution Version

SEPARATION AND CONSULTING AGREEMENT

This SEPARATION AND CONSULTING AGREEMENT (this “Agreement”) is made and entered into by and between Charge Enterprises, Inc. (the “Company”) and Andrew Fox (“Mr. Fox”). The Company and Mr. Fox shall sometimes be referred to herein as the “Parties” or, each separately, as a “Party.”

WHEREAS, Mr. Fox has tendered his resignation as Chief Executive Officer to the Company on August 28, 2023, to be effective at the close of business on August 31, 2023 (the “Separation Date”);

WHEREAS, the Company and Mr. Fox agree that Mr. Fox’s employment with the Company shall conclude on the Separation Date and that Mr. Fox shall transition thereafter to a consulting role; and

WHEREAS, Mr. Fox and the Company wish to agree on matters relating to the separation of Mr. Fox from employment with the Company and the establishment of a consulting relationship with the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and consideration in this Agreement, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Mr. Fox and the Company agree as follows:

1. Separation Date; Service as Director.

a. Separation Date. Mr. Fox’s employment with the Company shall conclude on the Separation Date. Mr. Fox shall relinquish all titles and positions as an officer and/or employee of the Company and its direct and indirect subsidiaries (the “Company Affiliates”) as of the Separation Date and hereby resigns therefrom as of the Separation Date; provided, however, that Mr. Fox shall cease active duties and begin assisting with transition (as requested by the Board) and shall be bound by the post-separation restrictions and obligations set forth below as of the date he signs this Agreement.

b. Service as Director. After the Separation Date, Mr. Fox shall remain a member of the Company’s Board of Directors (the “Board”). Mr. Fox resigns from his position as Board Chair effective on the Separation Date. To the extent additional steps are required to accomplish resignation from the Board Chair position, he shall cooperate in full to accomplish same. During the Consulting Term (as defined below), except as provided below, Mr. Fox shall receive no additional compensation or benefits as a result of his service on the Board. Upon the conclusion of the Consulting Term and continuing during the remainder of Mr. Fox’s service as a director, Mr. Fox shall receive Board-related compensation and benefits consistent with that provided to other non-employee directors (prorated for any partial year), unless the Consulting Term is terminated for Cause.

2. Separation Benefits. If Mr. Fox signs and does not revoke this Agreement, and provided he does not breach the terms of this Agreement in any material respect, the Company shall provide Mr. Fox the following additional payments and benefits:

a. Options.

i. Continued Vesting of Options. The Company agrees and represents that 9,750,000 non-qualified stock options were granted to Mr. Fox (the “Options”) pursuant to the Charge Enterprises, Inc. 2020 Omnibus Equity Incentive Plan and the Charge Enterprises, Inc. Stock Option Grant Notice and Option Agreement dated October 12, 2020, as amended and restated as of March 2, 2022 to correct the vesting dates (the “Option Agreement”), and that the shares underlying the Options were duly registered on Form S-8. To date, 7,312,500 Options have vested. For purposes of clarity, Options shall continue to vest through the final vesting date of October 12, 2023 so long as Mr. Fox continues to provide services of any kind to the Company, including but not limited to, service as a director or consultant as contemplated by this Agreement.

ii. Extension of Option Exercise Period. The exercise period for the Options is hereby extended until October 11, 2025 (the latest date on which the Options could have expired by their original terms under any circumstances), notwithstanding any earlier termination of service as an employee. To the extent that any Options have not been exercised within the aforementioned exercise period, all unexercised Options, whether vested or unvested, shall expire.

iii. Termination of Options Upon Termination of Consulting Term For Cause. Notwithstanding anything herein to the contrary, in the event the Company terminates the Consulting Term for Cause (as defined in Section 6(c) of this Agreement), any remaining unvested Options shall not continue to vest and all unexercised Options, whether vested or unvested, shall no longer be exercisable.

iv. The Option Agreement shall be deemed amended hereby. To the extent any additional steps are necessary to effect the foregoing, the Company agrees to take such actions.

b. Consulting Engagement. The Company shall engage Mr. Fox as a consultant, and provide him the Consulting Payments, as provided in Section 6 below.

c. Reimbursement of Legal Fees. The Company shall reimburse Mr. Fox for all legal fees that he expended in connection with the review and negotiation of this Agreement, up to a maximum of $50,000, such applicable invoice(s) to be presented to the Company within a reasonable period following the Separation Date and such reimbursement to be made within thirty (30) days following receipt of such invoice(s).

Additionally, Mr. Fox shall be eligible to continue his medical insurance coverage under COBRA at the same coverage level in effect on the Separation Date at his own expense.

-2-

3. Post-Separation Obligations.

a. Confidential Information.

i. Mr. Fox will not disclose or use at any time any Confidential Information (as defined below in Section 3(a)(ii)), whether or not such information was developed by him, except to the extent that such disclosure or use is necessary in the performance or exercise by him in good faith of the Consulting Services (as defined below).

ii. As used in this Agreement, the term “Confidential Information” means information belonging to the Company or any of the Company Affiliates that is not generally known or available to the public and that is used, developed or obtained by the Company or any of the Company Affiliates in connection with its or their businesses, including without limitation (A) information, observations and data concerning its and their business and affairs, products or services, and fees, costs and pricing structures, (B) designs, (C) analyses, (D) drawings, designs, photographs, artwork and reports, (E) computer software, including operating systems, applications and program listings, (F) flow charts, manuals and documentation, (G) databases, (H) information concerning its accounting and business methods, (I) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (J) other copyrightable works, (K) all production methods, strategies, processes, technology and trade secrets, (L) product and product candidate formulae and any trade secrets with respect to such products and product candidates and (M) all similar and related information in whatever form.

iii. Notwithstanding the provisions of this Agreement to the contrary, Mr. Fox will have no liability to the Company for disclosure of Confidential Information if the Confidential Information: (A) is in the public domain or becomes publicly known in the industry in which the Company or any of the Company Affiliates operates or is disclosed publicly by the Company or any of the Company Affiliates other than as the result of a breach of any confidentiality agreement; or (B) is required to be disclosed by law, court order, or similar compulsion or in connection with any legal proceeding; provided, however, that such disclosure will be limited to the extent so required and, subject to the requirements of law, Mr. Fox will give the Company notice of his intent to so disclose such Confidential Information and will cooperate with the Company in seeking confidentiality protections.

iv. Notwithstanding the foregoing, nothing in or about this letter agreement prohibits Mr. Fox from (A) filing and, as provided for under Section 21F of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), maintaining the confidentiality of a claim with the Securities and Exchange Commission (the “SEC”); (B) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate this Section 7, to the extent permitted by Section 21F of the Exchange Act; (C) cooperating, participating or assisting in an SEC investigation or proceeding concerning the Company without notifying the Company; or (D) receiving a monetary award as set forth in Section 21F of the Exchange Act. Furthermore, Mr. Fox is advised that he shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of any Confidential Information that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. Section 1833(b)) applies that is made (x) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (y) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

-3-

b. Non-Competition; Non-Solicitation.

i. Mr. Fox acknowledges that, in the course of his employment with the Company, he has become familiar with the Company’s trade secrets and other Confidential Information as well as the Company’s customer information and goodwill, and that his services were of special, unique, and extraordinary value to the Company. Therefore, Mr. Fox agrees that, during the longer of (a) the one-year period after the Separation Date, and (b) the Consulting Term (as defined below) (the “Restriction Period”), he will not, anywhere in the world, either on his own behalf or on behalf of any other person, firm or entity, engage in, or own, manage, operate, work as an employee for, consult with, provide services or financing to, or join, control or participate in the ownership, management, operation or control of, any business (whether in corporate, proprietorship or partnership form or otherwise) that is engaged in the business of electric vehicle charging, broadband or electrical contracting infrastructure or wholesale telecommunications services. Nothing in this Section will prohibit Mr. Fox from being a passive owner of not more than 2% of the outstanding stock of a publicly-traded corporation, so long as Mr. Fox has no active participation in the business of such corporation.

ii. During the Restriction Period, Mr. Fox also will not: (A) induce or attempt to induce any customer, supplier or other business relation of the Company or any of the Company Affiliates to cease doing business with the Company or any of the Company Affiliates, or in any way interfere with the relationship between any such customer, supplier or business relation, on the one hand, and the Company or any of the Company Affiliates, on the other hand; or (B) engage, employ, solicit or contact with a view to the engagement or employment of, any employee, officer or manager of, or full-time consultant to, the Company or any of the Company Affiliates; or (C) assist any individual or entity to engage in the conduct referenced in clauses (A) and (B) immediately above. Notwithstanding the foregoing, nothing contained herein shall prevent Mr. Fox from soliciting or hiring Lilly Monterroso, provided that any offer of employment that Mr. Fox may make to Ms. Monterroso shall not be made prior to 60 days from the Separation Date.

c. Return of Company Property. All materials, equipment, documents, data compilations (in whatever form), software programs, and electronically created or stored materials that Mr. Fox previously received or made, or receives or makes during the Consulting Term, are and shall remain the property of the Company. Mr. Fox shall immediately return such property, including without limitation all credit cards, keys, unused tickets for airline or other travel, equipment, files, records, notes, passwords, documents, memoranda, computers, computer programs, computer equipment, videos, photos, software license keys, electronic storage devices (thumb drives, etc.), smartphones and other communication devices, back-ups of any electronic files and emails, including online or cloud storage (e.g., Dropbox) in Mr. Fox’s control, to the Company upon the Company’s request and/or upon the termination of the Consulting Term, whichever occurs first. Mr. Fox shall not remove from the Company’s offices any such property except as authorized in writing by the Board. The obligation to return such property extends to anything received or made as a result of performing services for the Company, regardless of whether it was received from the Company or a third party and regardless of whether it contains Confidential Information.

-4-

d. Reasonableness of Restrictions / Injunctive Relief.

i. Mr. Fox represents to the Company that he is willing and able, during the Restriction Period, to engage in a business that would not violate this Section 3 and that enforcement of the restrictions set forth in this Section 3 would not be unduly burdensome to him. The Company agrees that his duties under the Consulting Services will not unduly restrict or interfere with Mr. Fox’s ability to pursue such other business. The Company and Mr. Fox acknowledge and agree that the restrictions set forth in Section 3 are reasonable and do not impose a greater restraint than is necessary to protect the Company’s legitimate business interests.

ii. Mr. Fox and the Company acknowledge and agree that any breach or threatened breach of this Section 3 will cause irreparable and continuing harm to the Company for which there will be no adequate remedy at law and which could not be adequately compensated by monetary damages. Accordingly, Mr. Fox and the Company expressly agree that, in addition to any other remedies that the Company may have at law or in equity, the Company shall be entitled to injunctive relief for any breach or threatened or anticipated breach by Mr. Fox.

iii. Mr. Fox agrees that a temporary restraining order and preliminary injunction can be obtained without personal service on him if he cannot be located at the last address he provided to the Company. In the event Mr. Fox breaches this Section 3, the Restriction Period shall be extended by the amount of time that Mr. Fox is in breach.

iv. If any provision of this Section 3 is determined to be invalid or unenforceable by a court of competent jurisdiction or arbitrator by reason of the nature of the covenants contained therein, such terms shall be deemed changed or reduced to enforceable terms, but only to the extent necessary to cure such invalidity. Further, whenever possible, each provision of this Agreement shall be interpreted in such a manner to be effective and valid under applicable law. Each of the above restrictions shall be deemed separate and severable from the others.

v. No failure or delay of the Company to exercise any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right.

vi. This Section 3 will expressly survive conclusion of the Consulting Term and any termination of this Agreement. Other than a claim by Mr. Fox of material breach by the Company of this Agreement, the existence of any claim or cause of action by Mr. Fox against the Company and/or any of the Company Affiliates shall not constitute a defense to the enforcement by the Company of the covenants contained in Section 3, but such claim or cause of action shall be litigated separately.

-5-

4. Separation-Related Announcements. The Company shall provide (to the extent it has not already) Mr. Fox with drafts of any press release announcing his separation, any related Form 8-K, and any other public announcements, including Company-wide written announcements, concerning his separation and shall consult with Mr. Fox in advance as such announcements are applicable to him, understanding that due to external time pressures Mr. Fox must respond as promptly as practicable after receiving such drafts. With respect to its initial press communication concerning Mr. Fox’s separation, the Company has provided Mr. Fox with an opportunity to provide a quote regarding his accomplishments as Company Founder and Chief Executive Officer, and he has provided such a quote, and that quote will be included in the press communication. Additionally, Mr. Fox shall be permitted to send an email to the Company’s employees, or a subset thereof that he desires, the content of which has been previously agreed to by the Parties.

5. Release.

a. Mr. Fox, on his own behalf and on behalf of his agents, representatives, heirs, executors, trustees and beneficiaries, for and in consideration of the undertakings of the Company set forth herein, does hereby remise, release and forever discharge the Company and its affiliates, parents, subsidiaries, and investors, each and every one of the predecessors, successors and assignees of the foregoing, and each and every one of all such entities’ directors, managers, officers, shareholders, owners, employees, attorneys, representatives, insurers, and agents, current and former (collectively referred to as the “Released Parties”), of and from any and all rights, obligations, promises, agreements, losses, controversies, claims, actions, causes of action, suits, debts, demands, and expenses, including without limitation attorneys’ fees and costs, of any nature whatsoever, at law or in equity, whether known or unknown, asserted or unasserted, which Mr. Fox ever had, now has, or hereafter may have against the Company or any of the other Released Parties relating to or arising out of any matter or event occurring (or failing to occur) before Mr. Fox’s execution of this Agreement that is related to the Company or any Company Affiliates. For clarity, the Parties confirm that the release in this Section 5(a) extends to and includes, without limitation, (i) all claims arising out of Mr. Fox’s employment with the Company and his separation therefrom, (ii) all claims arising under any federal, state or local statutes, or ordinances, including without limitation the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Civil Rights Acts of 1866, 1871, 1964, and 1991, the Fair Credit Reporting Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Florida Civil Rights Act, the Florida Whistleblower Protection Act, the Florida Workers' Compensation Law Retaliation Act, the Florida Wage Discrimination Law, the Florida Minimum Wage Act, the Florida Equal Pay Law, the Florida Constitution, the New York State Human Rights Law, the New York Labor Law (including the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law), the New York State Correction Law, the New York State Civil Rights Law, Section 125 of the New York Workers' Compensation Law, the New York City Human Rights Law, each as amended, and including each of their respective implementing regulations, and/or any other federal, state, local or foreign law (statutory, regulatory, or otherwise), (iii) all common law claims, such as a claim for wrongful termination, promissory estoppel, or defamation, and (iv) all claims arising out of or relating to any Company agreements, policies or practices that outlined the terms or conditions of Mr. Fox’s employment, and all documents referenced therein; provided however that this Agreement does not apply to: any claims for vested benefits under any Company 401(k), retirement, medical, disability or deferred compensation plans or under the Option Agreement (as amended hereby); any claims that may arise under this Agreement; any rights or claims arising after the execution of this Agreement as an equity-holder of the Company; any claims for worker’s compensation benefits, unemployment compensation benefits, or any other claims that cannot be waived by signing a general release; and, any rights or claims to representation and/or indemnification by the Company or its affiliates for third party claims made or threatened against Mr. Fox under the Company bylaws and any indemnification agreement. Notwithstanding the foregoing, Mr. Fox affirms that as of the date of his execution of this Agreement he has no work-related injuries for which he may be eligible for workers’ compensation benefits.

-6-

b. Mr. Fox represents and warrants that he has not heretofore assigned or transferred or purported to assign or transfer to any person or entity any of the claims released in Section 5(a). Mr. Fox also represents and warrants that, as of the date of this Agreement, neither he nor anyone acting for him or on his behalf has made or filed any lawsuit, complaint, charge, action or proceeding against any of the Released Parties with any federal, state, or local court, agency or authority, or any other regulatory authority.

c. Mr. Fox agrees that neither he nor any person or entity on his behalf shall commence, maintain or prosecute any lawsuit or court complaint against the Company or any of the other Released Parties with respect to any act, omission or other matter that is released by the provisions of this Section 5. This Section shall not operate to waive any rights that may not legally be waived, nor shall it preclude Mr. Fox from bringing an action to enforce this Agreement. Mr. Fox affirms that, as of this date, he has not taken or initiated any action encompassed by this Section.

6. Consulting Services.

a. Consulting Services. During the Consulting Term (as defined below), Mr. Fox shall serve as a Strategic Advisor reporting to the Board, performing special assignments and initiatives commensurate with his skills and experience as requested by the Board (the “Consulting Services”).

b. Consulting Term. Subject to Section 6(c) below, Mr. Fox shall perform the Consulting Services for a one-year initial term, commencing on the day after the Separation Date (the “Initial Term”). Upon the conclusion of the Initial Term, unless notice of non-renewal is provided by either Party at least 30 days before the end of the Initial Term, the engagement shall automatically extend for additional one-month periods, until terminated as provided in Section 6(c) below (such total period, the “Consulting Term”).

-7-

c. Termination.

i. The Board may terminate the Consulting Term immediately at any time for Cause. For purposes of this Agreement, “Cause” shall mean (A) the conviction, guilty plea or plea of “no contest” by Mr. Fox to any felony or a crime involving moral turpitude or Mr. Fox’s commission of any other act or omission involving material dishonesty or fraud related to the Company or any Company Affiliates, (B) the substantial and repeated failure of Mr. Fox to perform the Consulting Services, (C) Mr. Fox’s gross negligence, willful misconduct or breach of fiduciary duty with respect to the Company or any of the Company Affiliates, (D) any other material breach by Mr. Fox of this Agreement, including any restrictive covenants to which Mr. Fox is subject, or violation of securities laws, and/or (E) Mr. Fox’s engagement in any conduct which is or can reasonably be expected to be materially detrimental or injurious to the business or reputation of the Company or any Company Affiliates. Any voluntary termination of employment or service by Mr. Fox in anticipation of an involuntary termination of his service hereunder for Cause shall be deemed to be a termination for Cause. The Board’s determination shall be made at or following a duly called meeting at which Mr. Fox has been provided the basis for Cause and afforded an opportunity to speak.

ii. During the Initial Term, Mr. Fox may terminate the Consulting Term for any reason, or no reason, on thirty (30) days written notice to the Company, but with the restrictions contained in Section 6 that are applicable for the Consulting Term remaining in effect for the remainder of the original Initial Term. After the conclusion of the Initial Term, either Party may terminate the Consulting Term for any reason, or no reason, on thirty (30) days written notice to the other Party.

iii. The Consulting Term shall terminate immediately upon Mr. Fox’s death, provided that the remaining payments due through the end of the then-current term shall be paid to his estate.

iv. Upon the termination of the Consulting Term for any reason provided in Section 6(c)(i) or (ii), Mr. Fox shall be entitled only to the portion of the Consulting Payments (as defined below) that accrued prior to the effective date of such termination, such amount to be prorated in the event of any partial month of engagement.

d. Support. During the first 60 days of the Consulting Term, the Company shall (i) make Lilly Monterroso available to provide administrative support to Mr. Fox in connection with the transition of his duties and his performance of the Consulting Services and (ii) maintain an automatic reply email for Mr. Fox’s work email address that will alert senders of his personal email address. For one year after the Separation Date, the Company will forward work-related emails sent to Mr. Fox at his Company email address to his personal email address.

e. Consulting Compensation. During the first year of the Consulting Term, the Company shall compensate Mr. Fox at a rate of Forty-Five Thousand Dollars ($45,000) per month (the “Consulting Payments”). Thereafter, if applicable, the Consulting Payments shall be Thirty Thousand Dollars ($30,000) per month. The Consulting Payments shall be prorated for partial months. Mr. Fox acknowledges and agrees that the Consulting Payments constitute valid consideration for this Agreement and that he would not be entitled to the Consulting Payments but for his execution (and non-revocation) of this Agreement.

-8-

f. Independent Contractor Status.

i. Mr. Fox agrees and acknowledges that any Consulting Services that he provides will be in the nature of consulting only, that after the Separation Date his relationship with the Company will be as an independent contractor and not an employee, and that after the Separation Date he shall not be entitled to participate in any employee benefits or benefit or compensation plans offered by the Company or any of its affiliates other than as expressly provided in this Agreement. No provision of this Agreement is intended to create, nor shall it be deemed or construed to create, any relationship between the Parties after the Separation Date other than that of an independent contractor.

ii. After the Separation Date, Mr. Fox shall not act on behalf of the Company or as a Company representative without the express authorization of the Board and as required to perform the Consulting Services, or as reasonably required to perform his services as a member of the Board, and Mr. Fox shall not have the authority to act as an employee of the Company, he shall have no authority to bind the Company or any of its affiliates in any manner whatsoever, and he shall not have access to the Company’s systems, servers, email, documents, equipment or materials, except as approved by the Board and necessary to perform the Consulting Services. Further, Mr. Fox shall not (A) disclose any material non-public information or (B) communicate to banks, actual or potential investors, analysts, brokers, the press, on social media, Company employees, or other third parties (1) on behalf of the Company, or (without first clarifying to the listener) under circumstances that would suggest that he is communicating for or on behalf of the Company, without written authorization from the Board, or (2) with the exception of exercising his rights as a stockholder on matters brought before stockholders or discussions among the Board members, about the Company’s actual or potential future initiatives, plans, strategies or actions, including his perspective on same.

iii. Mr. Fox shall be free to perform the Consulting Services at such times, at such locations, and in such manner as he deems appropriate, subject to this Agreement, reasonable business deadlines, and reasonable requests by the Board for telephonic meetings. Mr. Fox further agrees and acknowledges that he shall have sole responsibility to pay all of his personal income taxes associated with the Consulting Payments, including any social security taxes, unemployment insurance, state income taxes, federal income taxes and all other local, county, state and federal taxes incurred. Mr. Fox agrees to indemnify the Released Parties for any of the foregoing taxes due and owing with respect to the Consulting Payments, as well as any interest, costs, expenses, fees, including all reasonable attorneys’ fees, penalties, or other payments that may be incurred as a result of an allegation that any such income taxes are due and owing, or were not timely paid, with respect to the Consulting Payments.

g. Work For Hire. Mr. Fox agrees that all work product prepared or created for the Company by him previously or pursuant to this Agreement (“Work Product”) shall be owned solely and exclusively by the Company. The Company shall be considered the author for purposes of copyright and shall own all copyright rights in the Work Product. Mr. Fox hereby irrevocably transfers and assigns to the Company and its successors and assigns all of his right, title and interest in and to all Work Product, including without limitation, copyrights.

-9-

h. Indemnification. During his service on the Board, the Company shall indemnify Mr. Fox consistent with its indemnification of other then-Board members.

i. No Assignment. Mr. Fox may not assign his rights or delegate his responsibilities under this Section 6.

7. Full Compensation. Mr. Fox acknowledges that, other than his final wage payments and benefits through the Separation Date and other than such other payments as set forth in this Agreement and the Option Agreement, he has received payment in full of all of the compensation, equity (including options), benefits and/or payments of any kind due and payable to him from the Company or any of the Company Affiliates as of the Separation Date, including all wages, bonuses, vacation and sick time or pay, expense reimbursements, payments to benefit plans and any other payment under a Company plan, program, practice or promise. Mr. Fox further acknowledges that he shall not be entitled to any post-separation compensation or benefits of any kind, except as specifically set forth in this Agreement or as mandated by applicable law.

8. Non-Admission. Mr. Fox agrees that the payments made and other consideration received pursuant to this Agreement are not to be construed as an admission of legal liability by the Company and that no person or entity shall utilize this Agreement or the consideration received pursuant to this Agreement as evidence of any admission of liability or obligation by the Company.

9. Cooperation. Mr. Fox agrees to reasonably cooperate, in a truthful manner, with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or investigation, or any dispute with a third party, including without limitation any examination or investigation conducted by the Internal Revenue Services, examinations of the SEC, and in litigation filed against the Company. He understands and agrees that his cooperation may include, but not be limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations, including as to ongoing or threatened litigation; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information received by him in his capacity as an employee, officer, director of or consultant to the Company; and turning over to the Company all relevant documents which are or may come into his possession in his capacity as an employee, officer, director of or consultant to the Company, all at times and on schedules that are reasonably consistent with his other commitments.

10. Non-Disparagement. Mr. Fox shall not communicate or publish, directly or indirectly, any disparaging comments or information about the Company, the Company Affiliates, or any individual identified in the next sentence or make any comments that would in any way depict any such individuals or entities in a negative light. The Company, agrees that the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Legal Officer and each member of the Board of Directors, each during the period in which they are employed by or associated with the Company, shall not communicate or publish, directly or indirectly, any disparaging comments or information about Mr. Fox or make any comments that would in any way depict Mr. Fox in a negative light. The Company shall not authorize or make any official statement that directly or indirectly disparages Mr. Fox or depicts Mr. Fox in a negative light. The foregoing shall not be violated by truthful statements (a) made by a Party in connection with any legal action in which that Party is a party or as otherwise required by legal process or rule (e.g., statements made in response to a subpoena or notice for deposition), or (b) made by either Party in defense of disparaging comments made by the other Party or its listed employees or directors in violation of this Section. Further, nothing herein shall prohibit Mr. Fox or the Company from communicating in a truthful manner with any governmental agency, or as required by applicable law..

-10-

11. Breach. Upon Mr. Fox’s breach of this Agreement in any material respect, including Sections 3 and 6 hereof, in addition to such other remedies as may be available at law or in equity, the Company shall be entitled to cease immediately, without further obligation, providing the Consulting Payments, and (b) Mr. Fox shall repay the Company the full amount of any Consulting Payments already provided to him, less $5,000. Additionally, for clarity, as set forth above, upon a breach of this Agreement in any material respect, the Company shall have the right to terminate the Consulting Term for Cause, which event shall cause the Options to cease to be exercisable as provided in Section 2(a)(iii) above.

12. Private Sale/Lock-Up Provisions.

a. Subject to compliance by the Company with the terms of this Agreement in all material respects, from the date hereof until the second anniversary of the Separation Date, Mr. Fox agrees that he shall not, directly or indirectly (including through any affiliates or otherwise), (a) sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of (by operation of law or otherwise), directly or indirectly, any shares of common stock of the Company, par value $0.0001 (“Common Stock”); (b) enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by operation of law or otherwise), any Common Stock, including any option, right or warrant to purchase Common Stock; (c) enter into a transaction which would have the same effect; or (d) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of Common Stock, except for:

i. public sales meeting the “safe harbor” provided by Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”), including pursuant to any 10b5-1 trading plan or similar plan entered into by Mr. Fox; provided, that such sales on any given trading day (A) do not exceed 10% of the daily trading volume and (B) between the date hereof and the first anniversary of the Separation Date, have a floor price of $1.01 (for the avoidance of doubt, transactions made after the first anniversary of the Separation Date, shall have no minimum floor price), and

ii. privately negotiated sales in which a purchaser takes ownership of restricted shares subject to required holding periods under applicable securities laws, provided, that the Company shall have an approval right over the counterparty to any such private sale, which consent shall be exercised by the Chief Executive Officer and shall not be unreasonably withheld or delayed (such sales described in clauses (i) and (ii), the “Permitted Sales”).

b. All Permitted Sales shall be subject to compliance with the foregoing, the Company’s code of conduct, insider trading policy (including pre-clearance requirements), and while Mr. Fox is a director, all other written Company policies applicable to directors and provided to Mr. Fox, and applicable securities laws.

-11-

c. Mr. Fox agrees that the Company may instruct its transfer agent to place stop-transfer notations in its records to enforce the provisions of this Agreement, and the transfer agent shall not be permitted to effect any transfer without the review and approval of the Company to verify compliance with this Agreement. Upon request and assuming the submission of all reasonably required supporting documentation by Mr. Fox, the Company will reasonably cooperate, in the same manner the Company does for its other stockholders, to facilitate Permitted Sales, including by reviewing for compliance with this Agreement and, assuming such compliance, providing timely legal opinions and transfer approvals to the Company’s transfer agent. The Company will also provide reasonable assistance in preparing and filing Forms 4 and 5 and Schedules 13D or 13G, as applicable to the same extent and in the same manner as the Company offers to do or does for other members of the Board of Directors, except that, following one-week prior notice by the Company to Mr. Fox that such assistance has become too frequent or burdensome, the Company may elect to limit such assistance or to charge a reasonable fee for such assistance.

13. Knowing and Voluntary Waiver. Mr. Fox acknowledges that he has carefully reviewed this Agreement and that he enters into the Agreement knowingly and voluntarily. Mr. Fox understands and acknowledges that the release provided in this Agreement is in exchange for consideration that is in addition to anything to which he is already entitled and that, by this Section, the Company has advised Mr. Fox to consult with an attorney of his choosing prior to executing this Agreement and he has done so. Mr. Fox acknowledges that neither the Company nor any of its employees, representatives or attorneys have made any representations or promises concerning the terms or effects of this Agreement other than those expressly contained herein.

14. Notices. All notices hereunder shall be in writing and shall be sufficiently given if (i) hand-delivered, (ii) sent by facsimile or e-mail of a PDF document (with confirmation of transmission), or (iii) sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, addressed, (a) if to Mr. Fox, the address maintained on file for him by the Company or (b) if to the Company, to Jim Biehl, Chief Legal Officer, at 125 Park Avenue, New York, NY 10017, jbiehl@charge.enterprises, or his designee or successor. Any such notice shall be deemed to have been given as of the date received, in the case of personal delivery, the date sent via email if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or on the date shown on the receipt or confirmation therefor, in all other cases. Any and all service of process and any other notice in any action, suit, or proceeding shall be effective against any party if given as provided in this Agreement; provided that nothing herein shall be deemed to affect the right of any party to serve process in any other manner permitted by law.

15. Consideration Period; Right to Revoke Agreement; Effective Date. Mr. Fox acknowledges that he has been given a period of 21 days within which to consider this Agreement (although he need not take all 21 days if he does not wish to do so), and the Parties agree that any changes to this Agreement, whether material or immaterial, have not re-started the running of such period. Mr. Fox may revoke or cancel this Agreement within seven days after his execution of it by notifying the Company of his desire to do so in writing delivered as provided in the Notice section above. To be effective, the Chief Legal Officer must receive such notice of revocation or cancellation before the close of business on the seventh day following Mr. Fox’s execution of this Agreement. Mr. Fox understands and agrees that he shall not be entitled to any payments or benefits under this Agreement if he revokes this Agreement. This Agreement shall be effective on the eighth day after Mr. Fox’s execution of it, assuming that he has not first validly revoked the Agreement (the “Effective Date”).

-12-

16. Non-Interference. For clarity, the Company confirms that nothing in this Agreement – including in the Confidentiality, Non-Disparagement, and Release Sections – is intended to prevent, impede or interfere with Mr. Fox’s right, without notice to the Company, to (a) file a charge or complaint with any agency which enforces anti-discrimination, workplace safety, securities, or other laws; (b) communicate with, cooperate with or provide truthful information to any governmental agency, or participate in any government investigation; (c) testify truthfully in any court or administrative proceeding; or (d) receive and retain any monetary award from a government administered whistleblower award program for providing information directly to a government agency. However, Mr. Fox understands that, by signing this Agreement and not revoking it, he has waived his right to recover any money from the Company or any other Released Parties, other than as expressly provided in this Agreement.

17. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, Mr. Fox’s employment with Company or the termination of such employment shall be settled by arbitration in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”) in effect as of the date of filing of the arbitration, and not in a court of law before a judge or jury. The Parties are thus waiving their right to a trial by jury. The arbitration shall be held in New York, New York before a single arbitrator, unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction thereof; provided, however, that nothing contained in this Section 17 shall be construed to limit or preclude a Party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief in aid of such arbitration or to compel another Party to comply with its or their obligations under this Agreement at any time, prior to or during the pendency of any arbitration proceedings, or to enforce an award or decision rendered in such proceedings. The Company shall pay all AAA fees associated with the arbitration, except for any AAA filing fee, if such arbitration is initiated by Mr. Fox.

18. Interpretation and Governing Law. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Mr. Fox or the Company. This Agreement shall be governed by the statutes and common law of the State of Florida.

19. Headings/Counterparts. The headings of the sections in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions of this Agreement. This Agreement may be executed in two or more counterparts.

20. Entire Agreement. This Agreement and the Option Agreement constitute the entire agreement between Mr. Fox and the Company with respect to the subject matter hereof and thereof. Amendments to this Agreement shall not be effective unless they are in writing signed by Mr. Fox and a duly authorized representative of the Board.

- signature page follows -

-13-

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have executed this Separation and Consulting Agreement.

CHARGE ENTERPRISES, INC.

/s/ Andrew Fox	By:	/s/ Craig Denson
ANDREW FOX Dated: 8/28/2023		Name: Craig Denson Title: Chief Operating Officer Dated: 8/28/2023

[Signature Page to Separation and Consulting Agreement]